DEAN HELLER Secretary of State 101 N. Carson Street, Suite 3 Carson City, Nevada 89701-4786 (775) 684-5708	Certificate of Amendment (Pursuant to NRS 78.385 and 78.390)	Office Use Only: FILED # C2292-97 MAY 02 2001 IN THE OFFICE OF "Dean Heller" DEAN HELLER SECRETARY OF STATE

_____________________________________________________________________

Important: Read attached instructions before completing form.

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporation

(Pursuant to NRS 78.385 and 78.390)

- Remit in Duplicate -

1. Name of corporation: Life Systems Corp. .

2. The articles have been amended as follow (provide article numbers, if available):

ARTICLE VI - Section 1, shall :be amended effective November 27, 2000 to read as follows::

Section 1, Authorized Shares. The total number of shares which this Corporation is authorized to issue is 55,000,000 shares consisting of Common and Preferred stock as follows:

  After giving affect to a one to twenty-five (1 to 25) reverse stock split, the total number of shares of Common stock which this Corporation is authorized to issue is 50,000,000 shares at $0.0001 per value per share.

  The total number of shares of Preferred stock which this Corporation is authorized to issue is 5,000,000 shares at $0.001 per value per share, which Preferred stock may contain special preferences as determined by the Board of Directors of the Corporation, including without limitation, the bearing of interest and convertibility into shares of Common stock of the Corporation. .

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favour of the amendment is: 53.1% .*

4. Signatures (Required):

/s/ Fereydoon Sadri /s/ Fereydoon Sadri

____________________________

President or Vice President and Secretary or Asst. Secretary

* If any proposed amendment would alter or change any preference or any relative or other right given to any class of series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

Nevada Secretary of State Form 78.385 PROFIT AMENDMENT 1999.01

Revised on: 03/07/00